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                                                                    Exhibit 10.7


                              EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") made as of the 30th day of March, 1999 between David's Bridal, Inc., a Florida corporation (the "Company") and Robert Huth, ("Executive").

      WHEREAS, the Company desires to employ the Executive upon the terms and conditions hereinafter set forth; and

      WHEREAS, the Executive is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.


                              W I T N E S S E T H:

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

      1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

      2. Term. The term of this Agreement (the "Employment Term") shall commence on the date of the initial public offering of common stock of the Company, if such offering is completed prior to December 31, 1999 (the "IPO") and shall continue from that date for three (3) years. The Employment Term shall be subject to one (1) year extensions at the mutual agreement of the Executive and the Board of Directors. The one year extensions must be exercised within forty-five (45) days of the expiration of each contract year.

      3. Position and Duties. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"). Executive shall perform all duties and accept all responsibility for, the general management and operation of the Company and its subsidiaries, or as may be assigned to Executive by the Board, and Executive shall cooperate fully with the Board. Executive shall at all times be subject to the direction and control of The Board. Executive shall use his best efforts in the business of the Company, and shall devote his full time, attention and energy to the business and affairs of the Company and its subsidiaries, provided, however, that the foregoing shall not be construed as preventing Executive from making personal passive investments, participating in charitable or non-profit pursuits or participating on the board of directors of Stage Stores, Inc. or boards of directors of other companies approved by the Board, as long as such activities will not conflict or interfere with Executive's duties and responsibilities hereunder. The Executive shall be a member of the Board on the first day of the Employment Term, and the Board shall propose the Executive for re-election to the Board throughout the Employment Term.

      4. Compensation, Benefits and Expense Reimbursement.

            (a) Salary. The Company shall pay Executive an annual salary of $500,000 ("Annual Salary") payable in the manner consistent with the payroll practices for the executive officers of the Company. The Annual Salary shall be subject to review and increase by the Compensation Committee
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of the Board, in its sole discretion, with such review to be conducted at least annually at such time as it reviews the salaries of the Company's officer.

            (b) Bonus. Executive will participate in a bonus plan to be adopted by the Compensation Committee of the Board with a target award of 55% of Executive's base salary in each calendar year based upon achievement of performance goals established annually by the Compensation Committee.

            (c) Fringe Benefits. The Company shall provide to Executive such fringe benefits as are accorded to other executive officers of the Company, including use of an automobile of the same quality as currently provided to Executive.

            (d) Expense Reimbursement. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, which shall be accounted for in accordance with the reimbursement policies of the Company.

      5. Stock Options. The Company agrees to grant to Executive options to purchase one (1%) percent of the Company's common stock (the "Stock Options") outstanding immediately following the IPO pursuant to the Stock Option Plan of the Company (the "Plan"). The Stock Options shall be granted as options under the terms of the Plan and shall be granted on the day of the IPO at the IPO price before giving effect to underwriter's discounts. Options shall vest in three (3) years in accordance with the Plan and, in the event of termination due to disability or without Cause pursuant to Section 7, Executive shall continue to be considered employed by the Company for purposes of Stock Option vesting and exercisability period so long as he continues to receive Annual Salary pursuant to Section 7.

      6. Confidentiality and Non-compete.

            (a) Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he has had and will continue to have (both during the Employment Term and at any time thereafter during which he may be employed by the Company), access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or at any time after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties described herein my require) without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.

            (b) Non-Competition. During the Employment Term and for the twenty-four (24) month period following the termination of employment of Executive with the Company or any of its affiliates has ended (whether or not such employment is pursuant to this Agreement), Executive will not, unless acting pursuant hereto or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or


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financing of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any portion of the United States (whether or not such business is physically located within the United States) or any foreign market in which the Company does business (i) in the retail sale and marketing of bridal gowns and bridal related apparel for the female members of the bridal party, or (ii) any of the same or similar type of products which the Company was designing, developing, manufacturing, distributing or selling at the date of termination of Executive's employment by the Company or at any time within two years prior thereto (together, "Prohibited Products"), except that Executive may become employed as an employee or officer of a retailer where Prohibited Products are not a material percentage of sales, so long as supervising the sale of Prohibited Products is not a material portion of his duties.

            (c) Non-Solicit. During the Employment Term and for the twenty-four
(24) month period following the termination of employment of Executive with the Company Executive will not, either directly or indirectly, solicit the employment or hire any person who was employed by the Company or any of its affiliates on a full or part-time basis at any time during the course of Executive's employment, except that Executive may hire a person who has ceased being employed by the Company for at least 90 days and whose separation from employment with the Company did not directly or indirectly result from solicitation by Executive or any representative of Executive.

            (d) Geographic Scope. It is recognized by Executive that the business of the Company and Executive in connection therewith is or will be involved in activity throughout the United States, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in this Section 6) are therefore not appropriate. In the event that any of the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any Jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

            (e) Equitable Relief. Executive acknowledges that the restrictions contained in this Section 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

      7. Arbitration Clause. Any controversy between the parties to this Agreement involving the construction or applications of the terms of this Agreement, except for enforcement of the terms and provisions of Section 8 of this Agreement, shall be submitted to binding arbitration, at the request of either party hereto, in accordance with the rules of the American Arbitration Association, with the situs of situs of such arbitration to be in the county and state of the Company's offices in the Commonwealth of Pennsylvania.

      8. Termination.


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            8.1 Termination by the Company and Effect of Such Termination. The
Company may terminate this Agreement at any time upon delivery of written notice to Executive, with the following effects:

            (a) Without Cause. Upon termination of employment by the Company without Cause prior to the end of the Employment Term, Executive will be paid his then present base Annual Salary over the succeeding twelve (12) months.

            (b) By Executive. If employment is terminated by Executive he will only be entitled to compensation until his last day of employment.

            (c) For Cause. In the event that Executive's employment hereunder is terminated for Cause, as hereafter defined, this Agreement and rights of Executive shall be terminated immediately. For these purposes, "Cause" shall mean conviction of a crime, habitual absence from work, habitual insobriety or drug addiction, material breach of this Agreement or failure to follow the lawful directives of the Board of Directors after notice and a reasonable opportunity to cure.

            8.2 Death. If the Executive dies during the Employment Term, this Employment Agreement shall automatically terminate, and thereafter the Company shall not have any further liability or obligations under this Agreement to the Executive, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Executive's estate shall receive any unpaid Annual Salary that has accrued through the date of termination plus base Annual Salary over the succeeding six (6) months.

            8.3 Total Disability. If the Executive becomes totally disabled (as defined below), the Employment Term may be terminated by the Company, and the Company shall have no further liability or obligation to the Executive under this Agreement except as follows: the Executive shall receive any unpaid Annual Salary that has accrued through the date of termination plus his then present Annual Salary over twelve (12) months since the onset of the total disability. The Executive shall be deemed to be "totally disabled" if the Executive is considered totally disabled under the Company's group disability plan in effect at that time, if any, or in the absence of any such plan, under applicable Social Security regulations.

      9. Notices. Any notices to Executive or company shall be deemed given if delivered personally or mailed by certified mail to the address set forth below.

            To Executive:     Mr. Robert Huth
                              Oak Hill Condominium
                              1655 Oakwood Drive
                              Apartment N-203
                              Penn Valley, PA 19072

            To the Company:   David's Bridal, Inc.
                              44 West Lancaster Avenue
                              Suite 250
                              Ardmore, PA 19003
                              Attn:  Steven H. Erlbaum,


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                                    Chairman of the Board

            With a copy to:   Stephen M. Goodman, Esq.
                              Morgan, Lewis & Bockius
                              1701 Market Street
                              Philadelphia, PA 19103

      10. Applicable Law. The interpretation, validity and effect of this Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania.

      11. Entire Agreement. This Agreement supersedes all prior agreements and sets forth the entire understanding of the parties with respect to the terms of Executive's employment with the Company, except that Executive shall further be bound by the terms of all employee manuals, hand books and guidelines generally applicable to employees, officers, or directors of the Company.

      IN WITNESS WHEREOF, the parties hereof have executed this Employment Agreement as of the day and year first above written.



                                      DAVID'S BRIDAL, INC.



                                      BY: /s/ Steven H. Erlbaum

                                          __________________________________
                                          Steven H. Erlbaum, Chairman



                                      ROBERT HUTH

                                      /s/ Robert Huth
                                      _______________________________________



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